Exhibit 10.11

REAL ESTATE PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

CRESTLINE INVESTMENTS, LLC

an Arizona limited liability company,

as “Seller”

and

TNP ACQUISITIONS, LLC

a Delaware limited liability company,

as “Buyer”

REAL ESTATE PURCHASE AGREEMENT

and ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 6 th day of April, 2010 (the “Effective Date”), by and between CRESTLINE INVESTMENTS, LLC, an Arizona limited liability company (“Seller”); TNP ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”); and Landmark Title Assurance Agency of Arizona, LLC (“Escrow Agent”).

RECITALS

WHEREAS, Seller owns real property and improvements located in Tucson, Arizona, commonly known as “Northgate Plaza,” located at 2401 and 2458 N. Alvernon Way and 3901 through 3999 E. Grant Road, Tucson, Arizona, and improved with an approximate 103,492 square foot retail shopping complex, altogether as more particularly described on Exhibit “A”; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as defined in Section 1.1.5 below) on the terms and conditions contained in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1 All of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);

1.1.2 All of Seller’s rights, title and interest in the buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the “Improvements”);

1.1.3 All of Seller’s rights in the leases of the Land and of the Improvements listed on Exhibit “B” attached hereto and hereby incorporated by reference (collectively, as same may be amended, the “Leases,” and each a “Lease,” and each tenant under a Lease, a “Tenant”), and including Seller’s rights to any Tenant deposit held by Seller (collectively, the “Tenant Deposits”) pursuant to the Leases; and

1.1.4 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land or the Improvements, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements in the possession or control of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights and (iii) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

1.1.5 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property,” and the Real Property, Leases, Tenant Deposits and Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Eight Million Fifty Thousand Dollars ($8,050,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by the Loan Assumption (as hereinafter defined), and the balance by wire transfer of immediately available federal funds.

1.4 Deposit And Escrow.

1.4.1 Within three (3) Business Days (as defined in Section 9.14 below) after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: One South Church Avenue, Suite 2040, Tucson, Arizona, Attention: Ms. Pam Tighe, a good faith deposit in the amount of Fifty Thousand Dollars ($50,000.00) (the “Deposit”). One Hundred Dollars ($100.00) of the Deposit shall be released by Escrow Agent to Seller and retained by Seller as the total consideration for providing Buyer the right in its sole discretion to terminate this Agreement as provided in Section 3.6 below (the “Termination Consideration”) and any return of the Deposit hereunder shall be less the Termination Consideration. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. Buyer’s Federal Tax Identification Number may be listed after its signature. The Escrow Agent shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Escrow Agent assumes no responsibility for, nor shall said Escrow Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and that such excess amount is not insured by the Federal Deposit Insurance Corporation. The Escrow Agent is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties. The Seller and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Agent from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation reasonable attorney’s fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii) persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, as Escrow Agent, unless Escrow Agent’s actions constitute gross negligence or willful misconduct.

1.4.2 The Deposit (including any interest thereon) shall be applied to the Purchase Price if the Closing (as defined in Section 1.5.1 below) occurs. After the expiration of the Due Diligence Period (as defined in Section 3.2 below), and except as otherwise expressly provided in this Agreement, the Deposit shall be nonrefundable to Buyer unless escrow fails to close due to Seller’s breach or default under this Agreement which is uncured within the period provided in Section 6.2 below, a failure of a representation or warranty by Seller to be true and correct as of the Closing in any material respect or due to the failure of any other condition precedent set forth in Section 5.4 below, and shall constitute liquidated damages to Seller if escrow fails to close as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.7 below.

1.5 Closing Date.

1.5.1 The closing (“Closing”) shall take place through an escrow opened with Escrow Agent on the day which is the latest of (i) thirty (30) days after the expiration of the Due Diligence Period; (ii) five (5) Business Days (as defined in Section 9.14 below) after the satisfaction of the Loan Assumption Contingency as defined in Section 3.5 below; and (iii) five (5) Business Days after the satisfaction of the contingency set forth in Section 5.4.8 below (the “Closing Date”).

ARTICLE 2

TITLE AND SURVEY

2.1 Title and Survey. Buyer acknowledges that as of the Effective Date, Seller has, at Seller’s cost and expense, delivered to Buyer a preliminary title report or commitment (the “Preliminary Report”) issued by First American Title Insurance Company (the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title, and the existing survey of the Property, both as identified on Exhibit “C” attached hereto and hereby incorporated by reference. Buyer shall, at its option and at its expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an “as built” survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the last day of the Due Diligence Period, with respect to the Preliminary Report, any UCC searches and the Survey, if any, and within ten (10) days after delivery of any supplement to the Preliminary Title Report (“Supplemental Report”), Buyer shall deliver to Seller a notice (the “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, any Supplemental Report, Survey or UCC Searches to which Buyer objects and requires be eliminated, (ii) any modifications, supplements or other modifications of any the legal description, description of exceptions or other matters set forth in the Preliminary Report, Supplemental Report or Survey, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy (the “Required Title Condition”). Buyer may make its determination of the Required Title Condition in its sole discretion. Buyer’s failure to timely give the Title Objection Notice shall be deemed to constitute Buyer’s approval of all matters disclosed in the Preliminary Report, any Supplemental Report, any Survey and any UCC Searches. If Buyer timely delivers the Title Objection Notice, Seller shall have five (5) Business Days from the receipt of Buyer’s notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s reasonable satisfaction any objections prior to the Closing (“Seller Response Notice”); provided however, Seller shall be obligated only to eliminate monetary liens (other than for taxes and assessments to be prorated at Closing, those to be assumed by Buyer pursuant to the Loan Assumption (as defined in Section 3.5 below) and those approved by Buyer in writing), and any exceptions created or consented to by Seller after the Due Diligence Period, unless approved in writing by Buyer, which Seller shall cause to be released at Closing. If Seller timely delivers notice of election not to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering written notice of Buyer’s election to Seller within five (5) Business Days after the receipt of the Seller Response Notice. If Seller fails to timely deliver the Seller Response Notice within such five (5) Business Day period, then Seller shall be deemed to have elected not to cure any of the disapproved matters set forth in Buyer’s Title Objection Notice. If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval as provide in clauses (i) and (ii) above within such five (5) day Business Day period, Buyer shall be deemed to have waived its disapproval. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.6 shall apply.

2.3 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments, (b) the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition, (c) the Leases and (d) any other matters approved in writing by Buyer.

ARTICLE 3

INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make, subject to the rights of Tenants under Leases, such investigations, including appraisals, Tenant interviews (but only in the company of Seller’s designee), engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as to comply with the Leases and not to unreasonably interfere with the occupancy of Tenants or their employees, licensees or invitees. Buyer hereby agrees to indemnify, defend and hold Seller (and

Seller’s agents, advisors, partners, members, managers, owners, officers and directors, as the case may be) harmless from any physical damages arising out of all inspections and investigations by Buyer or its agents or independent contractors. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement.

3.2 Due Diligence Period. Buyer shall have until thirty (30) calendar days following the Effective Date, (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the Tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements owned by Seller, examine the Property for the presence of Hazardous Materials (as defined in Section 4.1.20 below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate. Unless Buyer terminates or is deemed to have terminated this Agreement on or prior to the expiration of the Due Diligence Period, as provided in Section 3.6 below, then Buyer shall, within three (3) Business Days following the end of the Due Diligence period, deliver to Escrow Agent an additional deposit of One Hundred Thousand Dollars ($100,000) (the “Additional Deposit”), and in such event, the Additional Deposit shall be deemed a part of the Deposit for all purposes of this Agreement.

3.3 Items to be Provided by Seller. Seller has delivered to Buyer prior to the Effective Date accurate and complete copies of all of the information set forth on Exhibit “C” attached hereto and incorporated herein (“Property Information”), which, to the extent prepared by third parties, is delivered without representation or warranty. In addition to the foregoing deliveries, Seller shall make available at reasonable times and after reasonable notice to Buyer for inspection and copying the originals of any of the Property Information and any and all other documents, instruments, studies, reports, maps, files, correspondence (including without limitation, Tenant correspondence files), reports and other materials related to the Property, in Seller’s possession or under Seller’s control and not included in the Property Information.

3.4 Property Contracts. Buyer shall not be required to assume any service or other contracts of Seller at Closing which are cancelable by Seller without penalty, and any and all such Property contracts of Seller (if any) shall be terminated by Seller, at Seller’s expense, as of the Closing Date.

3.5 Loan Assumption Contingency. In addition to any other contingencies to Buyer’s obligation to proceed with the purchase of the Property under this Agreement, Buyer shall have received the written approval, of the existing lender of Seller, Thrivent Financial For Lutherans, a Wisconsin corporation (the “Lender”), which has extended a mortgage loan to Seller evidenced by a promissory note in the face amount of Five Million Three Hundred Thousand Dollars ($5,300,000.00), as amended and restated as of June 22, 2004 (the “Note”), which Note is secured by a first trust deed on the Property and further evidenced and secured by other documents pertaining thereto (the “Existing Loan”), to assume the Existing Loan at Closing (the “Loan Assumption”). Buyer shall, in good faith, make application (including payment of any fees required in connection therewith) to Lender to assume the Existing Loan evidenced by the Note and other Existing Loan documents within ten (10) days after the Effective Date, and thereafter shall furnish promptly and completely all information reasonably requested by the Lender in connection therewith. The Loan Assumption shall constitute a portion of the Purchase Price, and the Loan Assumption terms, and all conditions imposed by Lender on the Loan Assumption, shall be subject to the approval and acceptance of Buyer, in its sole and absolute discretion and of Seller (unless Seller and any guarantor/indemnitor who executed the Existing Loan documents are to be fully released by Lender thereunder following the Loan Assumption as to any matters arising thereafter, in which case Seller shall be deemed to have approved the Loan Assumption (hereinafter, the “Deemed Seller’s Loan Assumption Approval”). (The Lender’s approval and Buyer’s acceptance of the Loan Assumption terms and conditions shall hereinafter be referred to as the “Loan Assumption Contingency”). The Loan Assumption Contingency shall continue as a contingency to Buyer’s obligations hereunder after the expiration of the Due Diligence Period for an additional period of thirty (30) days (the “Loan Assumption Contingency Period”). The Loan Assumption Contingency Period may be extended by Buyer (provided Buyer has been diligently pursuing Lender approval of the Loan Assumption), for an additional thirty (30) days, by giving written notice of same to Seller prior to the expiration of the initial Loan Assumption Contingency Period. If the Loan Assumption Contingency, as same may be extended, is not timely satisfied, in Buyer’s sole and absolute discretion, Buyer shall be entitled prior to the expiration of the Loan Assumption Contingency Period to give Seller and Escrow Agent written notice of its election to terminate this Agreement, in which case the Deposit shall be returned to Buyer in accordance with the procedures set forth in Section 3.7 below.

3.6 Buyer’s Possible Early Termination. Buyer shall have the right to approve in Buyer’s sole and absolute discretion, the Property, the Property Information, the Preliminary Report, and any other matter whatsoever regarding the Property. On or before the last day of the Due Diligence Period, Buyer shall provide written notice (“Approval Notice”) to Seller and Escrow Agent that Buyer has approved the Property. Buyer’s failure to provide an Approval Notice upon the expiration of the Due Diligence Period shall be deemed disapproval of the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller and Escrow Agent disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.7 below shall apply.

3.7 Consequences of Buyer’s Early Termination. Upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 3.6 above, termination pursuant to Section 3.5 above, or in the event of any other termination by Buyer permitted under the terms of this Agreement, this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, if such termination is pursuant to Section 6.2.3 below, Buyer shall additionally be entitled to the remedy set forth therein. In the event of any such disapproval or termination Escrow Agent shall pay the entire Deposit to Buyer not later than two (2) Business Days thereafter. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s Disapproval Notice or other termination notice as provided for in this Agreement.

3.8. Delivery of Buyer Information. In the event of a termination or deemed termination of this Agreement by Buyer as provided in section 3.6, above, or as otherwise provided by the terms of this Agreement, but not as a condition to the return of the Deposit to Buyer or the exercise by Buyer of any of its other rights under this Agreement, Buyer shall, within two (2) Business Days of its receipt of the Deposit, deliver to Seller copies of the invoices for all third-party reports, assessments and studies prepared on behalf of Buyer pursuant to Section 3.1 above, to the extent permitted by the applicable engagement with any third party preparer of any such reports, assessments and studies (the “Buyer Information”) Within two (2) Business Days of receipt of copies of the invoices for the Buyer Information, Seller shall provide written notice to Buyer if Seller elects to obtain any of the Buyer Information, in which case Seller shall concurrently pay to Buyer the amount of the invoice(s) therefor and Buyer shall deliver to Seller such Buyer Information. The provisions of this Section 3.8 shall survive the termination of this Agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a limited liability company, validly formed in the state of Arizona. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and subject to Lender’s consent to the Loan Assumption and the waiver by Wal-Mart Stores, Inc. of its right of first refusal granted under its Lease, all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Seller has good and marketable title to the Property, subject to the conditions of title. Except as set forth in the Leases, there are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on

OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6 There are no actions, suits or proceedings pending, or, threatened against (a) any portion of the Property, or (b) affecting Seller, which if determined adversely, would affect its ability to perform its obligations hereunder.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.

4.1.10 There is no pending, threatened or contemplated condemnation proceeding relating to the Property other than that which may arise in connection with the City of Tucson improvements to Grant Road and the intersection of Grant Road and Alvernon Way, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer complete copies of the Leases. The Leases are in full force and effect. Seller is “landlord” or “lessor” under and is entitled to assign to Buyer, without Tenant’s consent, each Lease at Closing. Except as disclosed in the Property Information (and any update thereof provided by Seller to Buyer prior to Closing), on Exhibit “B”, to Seller’s actual knowledge: (i) neither Seller nor Tenants shall be in default under any Lease and at Closing there will exist no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default of either Seller or Tenant under any Lease, except as such representation may be updated by notice or otherwise; (ii) except as may be set forth in any estoppel certificate delivered to Buyer, no Tenant is asserting any claim of offset or other defense in respect of its or Seller’s obligations under any Lease; and (iii) there are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to the Leases and pecuniary obligation to any Tenant and brokers has vested or accrued and is owed by Seller shall be fully completed and paid in full prior to Closing.

4.1.12 Seller has delivered or will make available to Buyer pursuant to Section 3.1 above at Buyer’s request true and complete copies of all management and leasing contracts to which Seller is a party and affecting the Property and, to the best of Seller’s actual knowledge, all other contracts, agreements, documents, reports, materials and information that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property. Seller has not, within the last year, received any written notice of any default under any Property service contract or other such contract or agreement that has not been cured or waived.

4.1.13 There are no debts or other liabilities or obligations relating to the Leases or the Property, including but not limited to tenant improvement costs and leasing commissions, vesting, accruing and/or arising prior to Closing which will be due or payable from or by Buyer except in connection with any renewals or expansions.

4.1.14 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Property.

4.1.15 To the best of Seller’s actual knowledge without investigation or inquiry, except as disclosed in the Property Information, there are no material defects in the structural elements of the Improvements owned by Seller and all Improvements owned by Seller (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Property.

4.1.16 Seller has not received any written notice from, and to Seller’s actual knowledge without investigation or inquiry, Seller is not otherwise aware of any grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.17 The Property is properly zoned for its current uses. There is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property except as may arise with respect to the Grant Road and Alvernon Way improvements to be undertaken in connection with the Regional Transportation Authority; there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.18 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.19 Except as may otherwise be disclosed in the Property Information, Seller has received no notice that the Property or any portion thereof contains any form of toxic mold.

4.1.20 To the actual knowledge of Seller, without investigation or inquiry, except as may be disclosed in the Property Information, and based solely thereon, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.1.21 Except for taxes and assessments to be prorated at Closing, and bills to be paid at or before Closing, there are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property undertaken by Seller or other work or material purchased by Seller in connection with the Property which will not be paid by or at the Close of Escrow.

4.1.22 No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s actual knowledge without investigation or inquiry and except as otherwise disclosed in the Property Information, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

4.1.23 Seller has received no written notices or written requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.24 Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements owned by Seller that has not been complied with. With respect to the Property, Seller has timely filed any reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.

4.1.25 Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Close of Escrow. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a material change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.26 All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate copies of such information maintained by Seller in its files as of the date hereof and is delivered without any other representation or warranty except that at the Close of Escrow, Seller will have no actual knowledge, without investigation or inquiry, of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein that Seller has not disclosed to Buyer in writing. Seller shall promptly inform Buyer in writing if, at any time prior to the Close of Escrow any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.3 The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer.

4.2.4 Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.2.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

4.2.6 There are no actions, suits or proceedings pending, or, threatened against, or affecting Buyer, which if determined adversely, would affect its ability to perform its obligations hereunder.

4.2.7 Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.2.8 Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Buyer, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.2.9 Buyer has been made aware that the City of Tucson has planned improvements to Grant Road and the intersection of Grant Road and Alvernon Way at which the Property is situated and will undertake its own inquiry with respect to such plans and the design thereof as Buyer may elect.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement, and the provisions and covenants set forth in Section 4.4 below, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months.

4.4 Property Conveyed “As Is”. Except as may be expressly represented herein, in the exhibits attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing on an “as-is-where-is” basis. Except as may be expressly set forth herein, Seller makes no warranty, guaranty, representation or covenant, express or implied, to or with Buyer with respect to the Property including, without limitation, the condition, suitability, nature, stability, attributes, structural or environmental condition or integrity of the Property. Buyer acknowledges, represents, warrants and agrees that, except as expressly represented by Seller herein: (i) Buyer is purchasing the Property strictly in “AS IS, WHERE IS” condition with all faults based upon its own inspection and investigation, including, without limitation, environmental investigation and not in reliance on any statement, representation, inducement or agreement of Seller or any information provided by or on behalf of Seller except as may be expressly set forth herein; (ii) Buyer has made, or will make prior to Closing, its own independent inspection and investigation of the Property, Property Information and all matters in connection therewith; and (iii) Buyer waives, releases and discharges Seller, its subsidiaries and affiliates, and their respective partners, members, managers, officers, directors, employees and agents, on behalf of itself and its successors and assigns from any claim whether arising in contract or tort, known or unknown, that it has or may acquire arising out of or related to the use and condition of the Property, whether latent or otherwise, except in the event of fraud or as may be expressly set forth herein.

4.5 Leasing and Other Activities Prior to Closing.

4.5.1 Leasing Activities. Seller shall not, from the deposit of the Additional Deposit, enter into any modification or amendment to the Leases, or consent to any sublease under any Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s commercially reasonable discretion and which shall be deemed granted if Buyer fails to respond within five (5) Business Days after written request. Buyer will advise Seller in writing of the reason(s) for any disapproval. Seller represents that no leasing commissions, rent concessions or tenant improvement allowances will be due or owing with respect to the Leases as of the Closing Date except with respect to any Leases, renewals or expansions permitted under this Section 4.5.1 and entered into after the Effective Date.

4.5.2 Service Contracts. Seller shall not, from the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Buyer, which consent may be given or withheld in Buyer’s commercially reasonable discretion and which shall be deemed granted if Buyer fails to respond within five (5) Business Days after written request.

4.5.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured in accordance with the requirements of the Leases.

4.5.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion and which shall be deemed granted if Buyer fails to respond to a written request within five (5) Business Days; and after the expiration of the Due Diligence Period and Buyer’s deposit of the Additional Deposit Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property without Buyer’s prior written consent, which may be given or withheld in Buyer’s sole and absolute discretion and which will be deemed granted if Buyer fails to respond within five (5) Business Days after written request.

4.5.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date or earlier termination of this Agreement.

4.5.6 Cooperation with Lender. Seller agrees to cooperate with Lender with regard to the Loan Assumption, and to provide Lender’s agents with access to the Property, at no cost or expense to Seller, and comply with such Lender’s requests for documentation or affidavits regarding the operation, condition, and ownership of the Property, or regarding any other matter reasonably related to the Loan Assumption process. Except in the case of the satisfaction of the Deemed Seller’s Loan Assumption Approval, the Loan Assumption shall be subject to Seller’s approval in its commercially reasonable discretion.

4.5.7 Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Land and Improvements, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

4.6 Indemnifications.

4.6.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, managers, agents, employees, attorneys, affiliates, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property accruing prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of Lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not due to actions taken by

Buyer and which was not disclosed to Buyer in writing prior to Closing, or (iv) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of twelve (12) months. Provided, however, that the indemnities set forth in this Section shall not (1) apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement or to any risk assumed by Buyer pursuant to the terms and conditions of this Agreement; and/or (2) exceed, in the aggregate, the sum of One Hundred Thousand Dollars ($100,000.00) other than with respect to a claim for indemnity arising in connection with a breach of a Lease under the foregoing clause (iii) which claim shall not be subject to the monetary limitation set forth above.

4.6.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, managers, trust/trustees, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller, or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5

CLOSING

5.1 Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent named in Section 1.4. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein (including Escrow Agent’s so-called “general provisions”); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. Within two (2) Business Days after the Effective Date, the parties shall open escrow by delivering three (3) executed originals of this Agreement to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow

Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; (b) delivering a copy of the executed Consent to Seller and Buyer and (c) delivering one (1) original of the Agreement to Seller and one (1) original of the Agreement to Buyer at the address of Seller’s and Buyer’s counsel, respectively, specified in Section 9.7 below.

5.3 Closing. “Close of Escrow” or “Closing” means the date Escrow Agent records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5.1, as the same may be extended by written agreement of the parties, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below, and, in the event one or more of such conditions are not satisfied on or before Closing, Buyer shall be entitled to terminate this Agreement by written notice to Seller and Escrow Agent, in which event the entire Deposit shall be returned to Buyer in accordance with the procedures set forth in Section 3.7, above. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller. The Closing of the transaction contemplated herein shall be conclusively deemed a waiver of any condition precedent for Buyer’s benefit, except as to the material breach of any representation or warranty if Buyer did not know, and had no reason to know, thereof as of the Closing Date.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete in all material respects.

5.4.3 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from each of the Tenants under the Leases comprising at least seventy-five percent (75%) of all leased premises, including those Tenants whose premises are at least five thousand (5,000) rentable square feet in a form attached hereto as Exhibit “D”, or such other form (or as to the matters) as specified in such Tenant’s lease or as required by Lender, dated no earlier than thirty (30) days prior to Closing (the “Tenant Estoppels”). Such estoppels shall be consistent with each corresponding Lease and shall not reveal any material default by Landlord, any right to offset rent by the Tenant, or any claim of the same.

5.4.4 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained a Subordination, Non-Disturbance and Attornment Agreement from any Tenant under the Leases required by Lender, if any, in a form provided by Lender (the “SNDA”).

5.4.5 The Leases will be free from any material default on the part of Seller, as landlord, or the Tenant, as tenant thereunder except as previously disclosed in writing by Seller to Buyer prior to the end of the Due Diligence Period or prior to Closing as to any material default arising after the expiration of the Due Diligence Period, and the Tenants shall be paying rent and be current in the payment of all rentals due under their Leases except as previously disclosed in writing by Seller to Buyer prior to the end of the Due Diligence Period or prior to Closing as to any material default arising after the expiration of the Due Diligence Period.

5.4.6 At Closing, the Title Company shall have committed to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price conforming to the Required Title condition set forth in Section 2.3 above and containing such endorsements as Buyer shall have reasonably required and Title Company shall have agreed to issue during the periods set forth in Section 2.2 above.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.4.8 Seller shall provide a written waiver from each Tenant of such Tenant’s right of first refusal under its Lease, if any, which waiver shall be reasonably satisfactory to Buyer. Notwithstanding the foregoing, Seller covenants and agrees to use commercially reasonable efforts to secure such waiver prior to the expiration of the Due Diligence Period, it being acknowledged, however, that Wal-Mart Stores, Inc. is entitled to a sixty (60)-day period to exercise its right of first refusal, which period cannot commence until this Agreement is in executable form.

5.4.9 Provided that Buyer has performed its obligations with respect to the Loan Assumption, the Loan Assumption, and all documents necessary thereto, shall have been fully and finally approved by Lender and accepted by Buyer, in its sole and absolute discretion; no new terms or conditions shall have been imposed by Lender regarding the Loan Assumption since the expiration of the Loan Assumption Contingency Period which have not been accepted by Buyer, in its sole and absolute discretion; and, the Deemed Seller Loan Assumption Approval shall have occurred or Seller shall have otherwise approved the Loan Assumption.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below and, in the event the conditions set forth in this Section 5.5 are not satisfied by Closing, Seller shall be entitled to terminate this Agreement by written notice to Buyer and Escrow Agent, in which event the entire Deposit shall be released to Buyer and this Agreement terminated in accordance with the provisions of Section 3.7, above, except in the event that the failure of any of the conditions set forth in this Section 5.5 is the result of a breach by Buyer which would entitle Seller to liquidated damages under Section 6.1, below, in which case the procedures set forth in Section 6.1 below shall apply. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer. The Closing of the transaction contemplated herein shall be conclusively deemed a waiver of any condition precedent for Seller’s benefit, except as to the material breach of any representation or warranty if Seller did not know, and had no reason to know, thereof as of the Closing Date.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 On the Closing Date, all of the representations and warranties of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.5.3 The Loan Assumption, and all documents necessary thereto, shall have been fully and finally approved by Lender and except in the case of the satisfaction of the Deemed Seller’s Loan Assumption Approval, the Loan Assumption also must be accepted by Seller, in its commercially reasonable discretion.

5.6 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A special warranty deed (the “Deed”) duly executed and acknowledged by Seller, together with an affidavit of property value.

5.6.2 A general assignment and assignment and assumption of Leases (the “Assignment”) in the form attached hereto as Exhibit “E” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Lease, Tenant Deposit and Intangible Property.

5.6.3 Originals of the Leases (with all amendments and modifications thereto) in Seller’s possession or control relating to the Property, together with the required Tenant Estoppels and any required SNDA’s.

5.6.4 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the Tenants, including all applications, correspondence and credit reports relating to such Tenants.

5.6.5 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.6.6 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.7 Originals of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties, but excluding Seller’s books and records of accounting and operations.

5.6.8 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.9 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.10 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, including without limitation, a notice to the Tenants substantially in the form of Exhibit “F” attached hereto and made a part hereof.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, including the Additional Deposit, and any interest thereon and Buyer’s share of all escrow costs and closing expenses and all amounts payable in connection with the Loan Assumption.

5.7.2 Duly executed and acknowledged originals of the Assignment and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, including without limitation, the Loan Assumption documents, the notice to Tenants substantially in the form of Exhibit “F” and an affidavit of property value.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports; (ii) fifty percent (50%) of all escrow charges; (iii) all Survey costs; (iv) the portion of the title insurance policy attributable to extended title insurance coverage and for title endorsements required by Buyer and all premiums or fees for the Lender’s title policy and/or endorsements required by Lender; and (v) the recording fees for the Loan Assumption documents. Seller shall pay (i) all title insurance premiums for a standard title insurance policy and title examination costs, (ii) all transfer taxes, documentary stamp charges of any jurisdiction, if any, and recording fees for the deed and (iii) fifty percent (50%) of all escrow charges. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a) Current Rents and Common Area Maintenance Charges. Tenant rents and common area maintenance charges for the month during which the Closing occurs and actually received by Seller prior to Closing, based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the final rent roll delivered by Seller at Closing).

(b) Unpaid Rents. As used herein, the term “Unpaid Rents” means any Tenant rentals and other sums owed to Seller from Tenant and not paid as of the Closing Date. Unpaid Rent, if and when collected by Buyer using commercially reasonable efforts shall be applied first to any Unpaid Rent owed to Buyer from such tenant accruing after the Closing, except with respect to Unpaid Rent received for the month of the Closing which shall be prorated between Buyer and Seller as provided in Section 5.8.2 above, with any remaining amounts allocable to the period prior to Closing being paid to Seller (after deduction of all collection costs including reasonable attorneys’ fees). Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person.

(c) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of any unapplied tenant security deposit, any accrued interest due any Tenant thereon, unpaid rent concessions due under any Lease, unpaid tenant improvement allowances owing under any Lease as of the expiration of the Due Diligence Period and the amount of any other credits due any Tenant as of the expiration of the Due Diligence Period shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with each of the corresponding Leases, the corresponding estoppel certificate and the final rent roll).

(d) Property Taxes. To the extent not paid directly to the taxing authority by any Tenant, all real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property, and any costs thereof, for any period shall be prorated between Seller and Buyer based on their respective periods of ownership relating thereto(unless such refund must be credited to the Tenants of the Property by Buyer, in which case such refund shall belong to Buyer to the extent of such required credits to the Tenants).

(e) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(f) Utilities. Except to the extent such items are the responsibility of the Tenants, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer and prorated as of Closing.

(g) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of any Lease (determined without regard to any unexercised termination or cancellation right) entered into prior to the expiration of the Due Diligence Period and all such commissions shall be prorated between Seller and Buyer based on the applicable lease terms and the respective periods of ownership of Seller and Buyer with respect thereto.

(h) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after Closing.

(i) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted, including without limitation, the monthly installment payment under the Existing Loan, with Buyer to pay Seller the amount of any escrow, impound, reserve and other accounts held or maintained by Lender in connection with the Existing Loan.

5.8.3 Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash within the period set forth in Section 5.8.4 below.

5.8.4 Survival. The provisions of this Section 5.8 shall survive the Closing for a period of one hundred eighty (180) days.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Agent shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens, if any, that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Submit to the County Recorder of the County in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County Recorder to mail the Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) within a reasonable period following Closing, the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.4 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; (ii) from Buyer’s funds, to Lender any fees or amounts to be paid in connection with the Loan Assumption; and (iii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer subject to adjustment for prorations, charges and other credits and debits provided for herein. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of any Tenant under the Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer substantially in the form of Exhibit “F”, in sufficient copies for transmittal to the Tenants affected by the sale and purchase of the Property and properly addressed to each Tenant. Such notice shall be prepared by Buyer, at Buyer’s cost and expense, and approved by Seller, shall notify each Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law and which shall be mailed to the Tenants by Escrow Agent upon Closing.

ARTICLE 6

TERMINATION AND DEFAULT

6.1 Buyer Default. If the sale contemplated hereby is not consummated because of either: (a)_a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement or (b) a failure of a condition to Seller’s performance set forth in Section 5.5 which has not been waived by Seller and the failure of which was caused by the willful conduct of Buyer, in each case after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit and all interest earned thereon shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement, including without limitation, Buyer’s obligation of indemnity under Section 3.1 above; provided, however, that this provision will not limit Seller’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Buyer’s indemnity obligations under this Agreement or Seller’s rights to enforce those indemnity obligations, nor waive or affect any of Buyer’s other obligations under this Agreement to be performed after the Closing or

Seller’s rights to enforce those obligations. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit plus interest represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit together with any interest and earnings earned thereon shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

Initials:	Buyer	Seller

6.2 Seller’s Default. If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof and fails to cure the same within five (5) days after written notice and/or if the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement after Buyer has performed or tendered performance of all of its material obligations in accordance with this Agreement, Buyer shall have the right to exercise any or all of the following exclusive remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Commence an action for specific performance within ninety (90) days of the Closing Date to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon, to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement not to exceed One Hundred Thousand Dollars ($100,000.00).

ARTICLE 7

CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. If the Improvements owned by Seller are damaged by casualty prior to the Closing, Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse of any insurance proceeds payable or credit of any insurance proceeds paid by virtue of such loss or damage plus a credit for any deductible under said polity; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within fifteen (15) days from the date Seller provides Buyer with notice of the event giving rise to such right. If Buyer fails to timely provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation. In the event that any portion of the Land should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within thirty (30) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE 8

REAL ESTATE COMMISSION

8.1 Commissions. Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees (other than Volk Company (Debbie Heslop) representing the Seller exclusively), which shall receive a brokerage commission from Seller at and through Closing pursuant to a separate agreement, are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. Each party agrees to indemnify, defend and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party. This Section 8.1 will survive the delivery of the Deed and the Closing under this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3 below, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer. Buyer shall have the right to assign this Agreement to any third party or parties approved by Lender in connection with the Loan Assumption upon providing Escrow Agent and Seller an assignment and assumption document pursuant to which such assignee assumes the liabilities and obligations of Buyer, jointly and severally with the original Buyer, hereunder and provides such documents pertaining to its existence and authority as may be required by Escrow Agent and Title Company, no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Arizona, without regard to the principles of conflicts of law. Venue shall be appropriate only in the state courts of Arizona sitting in Tucson, Arizona and the parties hereby submit to the subject matter and personal jurisdiction of such courts.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

9.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) personal delivery. All notices shall be deemed to have been given on the date three (3) days after deposit with the US Mail or upon personal delivery by any nationally known overnight delivery service, on the date when a facsimile is sent as shown by the electronic confirmation. All notices shall be addressed to the parties at the addresses below:

To Seller:	Crestline Investments, LLC
Attn: Alvin Kivel
P.O. Box 42677
Tucson, Arizona 85733
Telephone: (520) 325-3334
Facsimile: (520) 323-6574

With a copy to:	Mendelsohn & Oseran, PLC
3915 E. Broadway Blvd., Suite 301
Tucson, AZ 85711
Attn: Deborah Oseran
Telephone: (520) 325-7500
Facsimile: (520) 323-6614

To Buyer:	TNP ACQUISITIONS, LLC Attn: Steve Corea Thompson National Properties, LLC 1901 Main Street, Suite 108 Irvine, CA 92614 Office: (949) 833-UCLA (8252) x136 Fax: (804) 916-9127 (facsimile)

And with a copy to:	Law Office of Michael F. Sitzer 3419 Via Lido, Suite 361 Newport Beach, CA92663 Attn: Michael Ferdinand Sitzer Telephone: (949) 923-7489 Facsimile: (949) 723-5354

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party and the amount of the award shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Landmark Title Assurance Agency of Arizona, LLC shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.14 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Arizona.

9.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Exclusivity. After the Due Diligence Period and deposit of the Additional Deposit, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.18 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

9.19 Rule 3-14 Audit and SEC Filing Requirements. Subsequent to the Closing Date and no later than one (1) calendar year subsequent to the Closing Date, Buyer’s auditor may conduct an audit, as may be required of Buyer pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost or liability of any kind to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and, upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit, provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or the applicable property or asset manager, at no cost or liability of any kind to any of such parties, and in the format the Seller has maintained such information.

[Signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	CRESTLINE INVESTMENTS, LLC, An Arizona limited liability company,

	By:	/s/ Alvin Kivel
	Name:	Alvin Kivel, Manager

BUYER:	TNP ACQUISITIONS, LLC, a Delaware limited liability company

	By:	Thompson National Properties, LLC, a Delaware limited liability company
	Its:	Sole Member

	By:	/s/ Anthony W. Thompson
	Name:	Anthony W. Thompson
	Title:	CEO
TIN:

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	4/6/10	Landmark Title Assurance Agency of Arizona, LLC (“Escrow Agent”)

		By:	/s/ Illegible
		Its:	Vice President

LIST OF EXHIBITS

Exhibit “A”	Legal Description
Exhibit “B”	Schedule of Leases
Exhibit “C”	Schedule of Seller’s Deliveries
Exhibit “D”	Form of Tenant Estoppel Certificate
Exhibit “E”	Form of General Assignment
Exhibit “F”	Form of Tenant Notice

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